Exhibit 12.1

	Nine Months Ended September 30, 2009	2008	2007	2006	2005	2004
	(Unaudited)

Earnings (losses):

Losses before income taxes	(96,198)	(105,860)	(134,196)	(167,927)	(203,082)	(137,768)
Gain on debt restructuring	-	(130,698)	-	-	-	-
Amortization of capitalized interest (a)	-	-	-	-	4,206	3,557
Interest capitalized (d)	-	(3,636)	(10,109)	(5,692)	(2,793)	-

	(96,198)	(240,194)	(144,305)	(173,619)	(201,669)	(134,211)

Fixed Charges:

Amortization of expenses related to indebtedness (b)	12,235	12,862	11,749	10,246	523	524
Interest expenses (c)	21,804	20,174	33,444	39,264	32,362	26,582
Interest capitalized (d)	-	3,636	10,109	5,692	2,793	-

Total Fixed Charges	34,039	36,672	55,302	55,202	35,678	27,106

Earnings (losses), as adjusted	(62,159)	(203,522)	(89,003)	(118,417)	(165,991)	(107,105)
Ratio of earnings to fixed charges	(i)	(ii)	(iii)	(iv)	(v)	(vi)

(i)	Earnings as adjusted were inadequate to cover fixed charges by $96.2 million for the nine months ended September 30, 2009.
(ii)	Earnings as adjusted were inadequate to cover fixed charges by $240.2 million in 2008.
(iii)	Earnings as adjusted were inadequate to cover fixed charges by $144.3 million in 2007.
(iv)	Earnings as adjusted were inadequate to cover fixed charges by $173.6 million in 2006.
(v)	Earnings as adjusted were inadequate to cover fixed charges by $201.7 million in 2005.
(vi)	Earnings as adjusted were inadequate to cover fixed charges by $134.2 million in 2004.

(a)	Includes amortization of deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.

(b)	Includes amortization of convertible debentures discount, and deferred issuance expenses.

(c)	Includes, mainly, the effective interest of long-term loans based on their terms and the effect of hedge agreements with knock-out and knock-in features and interest expenses in relation to convertible debentures.

(d)	Includes, mainly, the effective capitalized interest of long-term loans based on their terms and the effect of hedge agreements with a knock-out feature, capitalized interest in relation to convertible debentures and deferred financing charges in connection with obtaining long-term bank loans which are comprised mainly of stock-based compensation related to warrants issued to banks.